Franklin Templeton Homepage Banner – EZPZ Franklin Crypto Index ETF
Financial Professional and Individual Investor Version

Links to the fund page (for reference only, separately reviewed):
https://www.franklintempleton.com/investments/options/exchange-traded-funds/products/41786/SINGLCLASS/franklin-crypto-index-etf/EZPZ


EZPZ: Franklin Crypto Index ETF*
Get exposure to both bitcoin and ether, without the hassle of buying them directly.
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The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.